Filed with the Securities and Exchange Commission on August 7, 1996
                                                     --------
                              Securities Act Registration No.  33-_____________
- -------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                          INTERNATIONAL YOGURT COMPANY
             (Exact name of registrant as specified in its charter)

        OREGON                                             91-0989395
(State of incorporation)                    (I.R.S. Employer Identification No.)

5858 N.E. 87TH AVENUE, PORTLAND, OREGON                                  97220
(Address of principal executive offices)                              (Zip Code)

           1994 COMBINED INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN
                            (Full title of the plan)

                               -------------------

                     JOHN N. HANNA, CHIEF EXECUTIVE OFFICER
                              5858 N.E. 87TH AVENUE
                             PORTLAND, OREGON 97220
                                 (503) 256-3754
                       (Name, address and telephone number
                              of agent for service)

                                 ---------------
                                   Copies to:
                                 CURT B. GLEAVES
                            Foster Pepper & Shefelman
                           101 S.W. Main St., 15th Fl.
                             Portland, Oregon  97204

                                 ---------------


                           CALCULATION OF REGISTRATION FEE
- ----------------------------------------------------------------------------------
                              Number      Proposed     Proposed
                              of          Maximum      Maximum
                              Shares      Offering     Aggregate    Amount of
Title of Securities           Being       Price Per    Offering    Registration
Being Registered           Registered(1)  Share        Price        Fee
- ----------------------------------------------------------------------------------
Common Stock                   61,000      $2.125       $129,625     $44.70
Common Stock                   30,000      $8.125       $243,750     $84.05
Common Stock                   109,000     $2.00(2)     $218,000     $75.17
- ----------------------------------------------------------------------------------

(1) The shares of Common Stock represent the number of shares with respect to which options have been granted or may be granted under the 1994 Combined Incentive and Non-Qualified Stock Option Plan. In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares which may be issuable as a result of the anti-dilution provisions of Plan.

(2) The maximum offering price for the shares cannot presently be determined as the offering price is established at the time options are granted.
     Pursuant to Rule 457(h), the offering price is estimated based on the average of the high and low prices reported for the Common Stock on NASDAQ on August 6, 1996.

                                EXPLANATORY NOTE

     In accordance with the instruction Note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers and sales of common stock of International Yogurt Company (the "Company"), pursuant to the Company's 1994 Combined Incentive and Non-Qualified Stock Option Plan (the "Plan").




                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by International Yogurt Company (the "Company") with the Securities and Exchange Commission are incorporated by reference in this registration statement:

     1. The Company's annual report on Form 10-K for the year ended October 31, 1995;

     2. The Company's definitive proxy statement filed pursuant to Section 14 of the Securities Exchange Act of 1934 in connection with the annual meeting of shareholders on March 28, 1996;

     3. All documents filed by the Company subsequent to those listed above pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     The securities being registered are shares of the Company's common stock ("Common Stock") which class of securities is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

     The authorized capital stock of the Company consists of 35,000,000 shares divided into two classes as follows:

          a.   30,000,000 shares of common stock; and

          b. 5,000,000 shares of preferred stock. The Board of Directors of the Company is expressly authorized to designate, from time to time by resolution, one or more series of preferred stock and to fix the relative rights and preferences of that stock. As of January 31, 1996, there were no designated series of preferred stock.

     As of August 6, 1996, there were 2,192,043 shares of the Company's Common Stock outstanding. The Company maintains a non-qualified stock option plan for employees, pursuant to which 400,000 shares of the Company's Common Stock are reserved for issuance upon exercise of options. In addition, the Company maintains a stock option plan for non-employee directors, pursuant to which 150,000 shares of the Company's Common Stock are reserved for issuance upon exercise of options. Further, in 1994, the Company adopted a Combined Incentive and Non-Qualified Stock Option Plan, pursuant to which 200,000 shares of the Company's Common Stock are reserved for issuance upon exercise of options. As of August 6, 1996, options to acquire 323,800 shares of Common Stock were outstanding as follows:


                                                       Price           Number
                              Expiration Date        Per Share        of Shares
                              ---------------        ---------        ---------
Employee Stock Option Plan         12/31/97            $ 2.50           25,000
                                   04/30/98            $ 3.37           73,800
                                   08/30/98            $ 4.44           32,500
                                   08/31/99            $ 4.00           41,500

Non-employee Stock Option Plan     10/01/97            $ 1.54           10,000
                                   10/01/98            $ 8.00           20,000
                                   10/01/99            $ 3.75           30,000

Combined Stock Option Plan         12/31/98            $ 8.125          30,000
                                   04/30/00            $ 2.125          61,000

     Each share of the Company's Common Stock has the same rights, privileges, and preferences as each other share, and there are no conversion or redemption rights applicable to those shares. Shareholders do not have any preemptive rights to acquire additional shares. Each share of Common Stock is entitled to one vote. Shareholders do not have a right to cumulate votes for directors. In the event of liquidation, each Common Stock shareholder is entitled to share ratably in the assets of the Company legally available for distribution after satisfaction of or reservation for the claims of all creditors of the Company and after any required payments to holders of any outstanding preferred stock.


ITEM 4.   DESCRIPTION OF SECURITIES.

     Not Applicable.


ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not Applicable.


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the Oregon Business Corporation Act (Oregon Revised Statutes ("ORS") Sections 60.387 to 60.414), applicable to the Company, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation (an "Indemnitee") may be indemnified by the corporation against liability incurred by the Indemnitee in connection with the proceeding if (i) the Indemnitee's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interest or at least not opposed to its best interests and
(ii) if the proceeding was a criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted if the Indemnitee was adjudged liable to the corporation in a proceeding by or in the right of the corporation, and if the Indemnitee was adjudged liable on the basis that he or she improperly received a personal benefit. Unless the articles of the corporation provide otherwise, such indemnification is mandatory if the Indemnitee is wholly successful on the merits or otherwise, or if ordered by a court of competent jurisdiction.

     The Company's Articles of Incorporation (the "Articles") provide that the company will indemnify its directors and officers, to the fullest extent permissible under the Oregon Business Corporation Act against all expense liability and loss (including attorney fees) incurred or suffered by reason of service as a director or officer of the company or is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.


ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.


ITEM 8.   EXHIBITS.

     The exhibits required by Item 601 of Regulation S-K being filed herewith or incorporated herein by reference are as follows:

EXHIBIT

4.1  Articles of Incorporation of International Yogurt
     Company and all amendments thereto.  Incorporated by reference to
     Exhibit 3.1 of the Registrant's Annual Report on Form 10-K for the year ended October 31, 1994

4.2  Bylaws of International Yogurt Company as restated.
     Incorporated by reference to Exhibit 3.2 of the Registrant's
     Annual Report on Form 10-K for the year ended October 31, 1994

4.3  International Yogurt Company 1994 Combined Incentive and
         Non-Qualified Stock Option Plan

4.4  Form of Incentive Stock Option Agreement

4.5  Form of Non-Qualified Stock Option Agreement

5.1  Opinion of Foster Pepper & Shefelman

23.1 Consent of Grant Thornton LLP

23.2 Consent of Foster Pepper & Shefelman
          (Included in Exhibit 5.1)

ITEM 9.   UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs 1 and 2 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (D) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (E) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that the claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The foregoing undertaking shall not apply to indemnification which is covered by insurance.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 6th day of August, 1996.

                                             INTERNATIONAL YOGURT COMPANY


                                     By: /s/ John N. Hanna
                                        --------------------------------------
                                        John N. Hanna, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


By:  /s/  John N. Hanna                      Date: August 6, 1996
     __________________________________           ___________________
     John N. Hanna
     Chief Executive Officer and
     Chairman of the Board of Directors


By:  ___________________________________     Date:___________________
     David J. Hanna
     Director


By:  /s/  James S. Hanna                     Date: August 6, 1996
     ____________________________________         ___________________
     James S. Hanna
     Director


By:  /s/ Carl G. Behnke                      Date: August 6, 1996
     ____________________________________         ___________________
     Carl G. Behnke
     Director


By:  /s/  William J. Rush                    Date: August 6, 1996
     _____________________________________        ___________________
     William J. Rush
     Director


By:  /s/ R.H. Olson                          Date: August 6, 1996
     _____________________________________        ___________________
     R. H. Olson
     Controller (Chief Accounting
     and Financial Officer)

                                 EXHIBIT  INDEX


EXHIBIT
- -------

4.1       Articles of Incorporation of International Yogurt
          Company and all amendments thereto.  Incorporated by reference to
          Exhibit 3.1 of the Registrant's Annual Report on Form 10-K for the year ended October 31, 1994

4.2       Bylaws of International Yogurt Company as restated.
          Incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K for the year ended October 31, 1994

4.3       International Yogurt Company 1994 Combined Incentive and
           Non-Qualified Stock Option Plan

4.4       Form of Incentive Stock Option Agreement

4.5       Form of Non-Qualified Stock Option Agreement

5.1       Opinion of Foster Pepper & Shefelman

23.1      Consent of Grant Thornton LLP

23.2      Consent of Foster Pepper & Shefelman
          (Included in Exhibit 5.1)